FOR IMMEDIATE RELEASE

For Further Information, Contact:
Investor Relations, (800) 371-2819

GABLES PROMOTES ANSEL TO COO

BOCA RATON, FLORIDA - April 6, 2005 - Gables Residential (NYSE: GBP) (the "Company") today announced the promotion of Ms. Sue Ansel to the role of Chief Operating Officer.  Ms. Ansel previously served as a Senior Vice President with responsibility for the Company's apartment operations and asset management functions in Dallas, Austin, Houston, San Diego and the Inland Empire, which includes a portfolio of over 15,000 apartment homes.  In addition to her operating experience, she has been involved in the development, acquisition and ancillary service businesses during her 18 year tenure with the Company.

"The COO position in a publicly-traded apartment REIT is one of the most highly sought after roles in our industry, and this position with Gables attracted a significant amount of interest from many highly qualified candidates.  Through the search process we came to the realization that Sue was the best choice, based on her exceptional track record and experience with the Company. We are proud to have a Company that has the bench strength to fulfill this position. During her 18 years with Gables, she has proven to be a thought leader and her focus on execution will continue Gables' record of strong operating performance," noted David Fitch, CEO.

Prior to joining Gables, Ms. Ansel was a Vice President with The Daseke Group.  She serves on the Board of the National Apartment Association Education Institute and is a member of Commercial Real Estate Women.  Ms. Ansel is a member of The Real Estate Council and has served on the Board and as chairperson of The Real Estate Council Foundation Board and previously served on the Board of the Independent Multifamily Communication Council.  She is a graduate of DePauw University with a bachelor's degree in arts.  Ms. Ansel is 44 years old.

With a mission of Taking Care of the Way People Live® , Gables Residential has received national recognition for excellence in the management, development, acquisition and construction of luxury multi-family communities in high job growth markets. The Company's strategic objective is to produce total returns through monthly dividends and share price changes that exceed the NAREIT apartment sector index.

The Company has a research-driven strategy focused on markets characterized by high job growth and resiliency to national economic downturns. Within these markets, the Company targets Established Premium Neighborhoods™, generally defined as areas with high per square foot prices for single-family homes. By investing in resilient, demand-driven markets and EPN locations with barriers to entry, the Company expects to achieve its strategic objective.

The Company is one of the largest apartment operators in the nation and currently manages 41,241 apartment homes in 160 communities, including the 78 communities it owns with 20,384 stabilized apartment homes primarily in Atlanta, Houston, South Florida, Austin, Dallas, Washington, DC, and San Diego/Inland Empire and has an additional 11 communities with 2,673 apartment homes under development or lease-up. For further information, please contact Gables Investor Relations at (800) 371-2819 or access Gables Residential's website at www.gables.com.

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